EXHIBIT 99.1


                       Bank of the Ozarks, Inc. Announces
                          First Quarter 2007 Earnings



    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 11, 2007--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended March 31, 2007 was $7,521,000, a decrease of 10.4% compared to its record net income of $8,397,000 in the first quarter of 2006. Diluted earnings per share were $0.45 for the first quarter of 2007 compared to $0.50 for the first quarter of 2006, a decrease of 10.0%.

    The Company's annualized returns on average assets and average stockholders' equity for the first quarter of 2007 were 1.20% and 17.11%, respectively, compared to 1.57% and 22.31%, respectively, for the first quarter of 2006.

    Loans and leases were $1.72 billion at March 31, 2007 compared to $1.42 billion at March 31, 2006, an increase of 21.0%. Deposits were $2.17 billion at March 31, 2007 compared to $1.74 billion at March 31, 2006, an increase of 24.9%. Total assets were $2.54 billion at March 31, 2007, a 13.7% increase from $2.24 billion at March 31, 2006.

    Stockholders' equity increased 19.2% to $182 million at March 31, 2007 compared to $153 million at March 31, 2006. Book value per share increased 18.9% to $10.88 at March 31, 2007 compared to $9.15 at March 31, 2006. The Company's ratio of common equity to assets was 7.17% as of March 31, 2007 compared to 6.84% as of March 31, 2006, and its ratio of tangible common equity to tangible assets was 6.94% as of March 31, 2007 compared to 6.57% as of March 31, 2006.

    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "Our priorities for 2007 include accelerating our rate of revenue growth and decelerating our rate of overhead growth compared to 2006. During the quarter just ended, we achieved record net interest income, record income from service charges on deposit accounts and the first quarter-to-quarter improvement in our net interest margin in ten quarters. In addition income from mortgage lending and trust improved compared to the first quarter of 2006. While non-interest expense for the quarter just ended increased 8.8% compared to the first quarter of 2006, this rate of growth was less than the year-over-year growth rate of non-interest expense during any quarter of 2006. In fact non-interest expense for the quarter just ended decreased compared to the fourth quarter of 2006. These results suggest that we are off to a good start on our goals of accelerating our rate of revenue growth and decelerating our rate of overhead growth in 2007."

    NET INTEREST INCOME

    Net interest income for the first quarter of 2007 increased 4.7% to $18,249,000 compared to $17,438,000 for 2006. Net interest margin, on a fully taxable equivalent basis, was 3.35% in the first quarter of 2007, a decrease of 49 basis points from 3.84% in the first quarter of 2006. Compared to the fourth quarter of 2006, first quarter 2007 net interest margin improved 13 basis points.

    Mr. Gleason stated, "The inversion of the yield curve between short-term and long-term interest rates and intense competition continue to provide a challenging interest margin environment. Despite these conditions, our growth in loans and leases and the improvement in our net interest margin compared to the fourth quarter of 2006 allowed us to achieve record net interest income in the quarter just ended. Our goals for 2007 include improving net interest income each quarter by maintaining, and hopefully improving, our net interest margin and achieving good growth in earning assets, primarily loans and leases."

    NON-INTEREST INCOME

    Non-interest income for the first quarter of 2007 was $5,959,000 compared to $6,164,000 for the first quarter of 2006, a 3.3% decrease. Income from service charges on deposit accounts, mortgage lending and trust all increased in the first quarter of 2007 compared to the first quarter of 2006, but the combined gains from sales on investment securities and other assets decreased.

    Service charges on deposit accounts, the Company's largest source of non-interest income, were a record $2,834,000 in the first quarter of 2007 and increased 22.0% compared to $2,322,000 in the first quarter of 2006. Mortgage lending income increased 21.2% to $731,000 in the first quarter of 2007 compared to $603,000 in the first quarter of 2006, but was down slightly from $744,000 in the fourth quarter of 2006. Trust income increased 7.4% to $465,000 in the first quarter of 2007 compared to $433,000 in the first quarter of 2006, but decreased from the quarterly record of $550,000 in the fourth quarter of 2006.

    Net gains from sales of investment securities and other assets decreased to $372,000 in the first quarter of 2007 compared to $1,833,000 in the first quarter of 2006.

    During the first quarter of 2007, the Company sold a site previously acquired for a Jacksonville, Arkansas branch to First Arkansas Bank and Trust and subsequently withdrew its contested branch application for this site. The Company recognized a gain of $17,000 on the sale of such site and $500,000 of other non-interest income related to the settlement of the contested branch application. Among other things, this settlement and payment reimbursed the Company for its expenses incurred in previous quarters related to such branch application and included an agreement by the Company not to pursue any future branch application in the present city limits of Jacksonville.

    NON-INTEREST EXPENSE

    Non-interest expense for the first quarter of 2007 was $12,138,000 compared to $11,160,000 for the first quarter of 2006, an increase of 8.8%, but was slightly lower than the $12,506,000 in non-interest expense recorded in the fourth quarter of 2006. The Company's efficiency ratio for the quarter ended March 31, 2007 was 48.4% compared to 44.7% for the first quarter of 2006.

    A number of factors contributed to the Company's growth in non-interest expense in the first quarter of 2007 compared to the first quarter of 2006. These factors are primarily related to ongoing costs of facilities and staff added as part of the Company's 2006 branching and corporate growth initiatives.

    The Company expects to continue its growth and de novo branching strategy in 2007, although at a slower pace than in 2006. The Company opened no new offices during the quarter just ended, but in the remainder of 2007 it now expects to add three or four new banking offices and replace one temporary banking office with a new permanent facility.

    Opening new offices and replacing existing temporary offices with permanent facilities are subject to availability of suitable sites, designing, constructing, equipping and staffing such offices, obtaining regulatory and other approvals, and many other conditions and contingencies that the Company cannot accurately predict with certainty.

    ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

    Nonperforming loans and leases as a percent of total loans and leases were 0.25% as of March 31, 2007 compared to 0.24% as of March 31, 2006 and 0.34% as of December 31, 2006. Nonperforming assets as a percent of total assets were 0.27% as of March 31, 2007 compared to 0.17% as of March 31, 2006 and 0.24% as of December 31, 2006. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases, was 0.84% as of March 31, 2007 compared to 0.63% as of March 31, 2006 and 0.60% as of December 31, 2006.

    The Company's annualized net charge-off ratio for the first quarter 2007 was 0.16% compared to 0.10% in the first quarter of 2006 and 0.12% for the full year of 2006.

    The Company's allowance for loan and lease losses was $18.1 million at March 31, 2007, or 1.05% of total loans and leases, compared to $17.2 million, or 1.21% of total loans and leases, at March 31, 2006. As of March 31, 2007, the Company's allowance for loan and lease losses equaled 421% of its total nonperforming loans and leases.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, April 12, 2007. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 4206110. The telephone playback will be available through April 30, 2007, and the website recording of the call will be available for 12 months.

    FORWARD LOOKING STATEMENTS

    This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future, including the Company's goals to accelerate its rate of revenue growth and decelerate its rate of overhead growth, the Company's goals and expectations for net interest margin, growth in earning assets, growth in loans and leases, continuation of its growth and de novo branching strategy, plans to replace a temporary banking office with a new permanent facility and plans to add new banking offices.

    Actual results may differ materially from those projected in such forward looking statements, due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of investment securities, the ability to attract new deposits and loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2006 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

    GENERAL INFORMATION

    Bank of the Ozarks, Inc. trades on the NASDAQ Global Select Market under the symbol "OZRK". The Company owns a state-chartered subsidiary bank that conducts banking operations through 62 offices in 34 communities throughout northern, western and central Arkansas, five Texas banking offices, and loan production offices in Little Rock, Arkansas, Charlotte, North Carolina and Tulsa, Oklahoma. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.



                      Bank of the Ozarks, Inc.
                Selected Consolidated Financial Data
          (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited

                                             Quarters Ended
                                                March 31,
                                    ----------------------------------
                                       2007        2006     % Change
                                    ----------- ----------- ----------
Income statement data:
-----------------------------------
  Net interest income               $   18,249  $   17,438       4.7 %
  Provision for loan and lease
   losses                                1,100         500     120.0
  Non-interest income                    5,959       6,164      (3.3)
  Non-interest expense                  12,138      11,160       8.8
  Net income                             7,521       8,397     (10.4)

Common stock data:
-----------------------------------
  Net income per share - diluted    $     0.45  $     0.50     (10.0)%
  Net income per share - basic            0.45        0.50     (10.0)
  Cash dividends per share                0.10        0.10         -
  Book value per share                   10.88        9.15      18.9
  Diluted shares outstanding
   (thousands)                          16,828      16,812
  End of period shares outstanding
   (thousands)                          16,764      16,714

Balance sheet data at period end:
-----------------------------------
  Total assets                      $2,544,205  $2,238,084      13.7 %
  Total loans and leases             1,723,882   1,424,373      21.0
  Allowance for loan and lease
   losses                               18,128      17,175       5.5
  Total investment securities          590,605     614,933      (4.0)
  Goodwill                               5,243       5,243         -
  Other intangibles - net of
   amortization                            831       1,093     (24.0)
  Total deposits                     2,169,916   1,736,886      24.9
  Repurchase agreements with
   customers                            50,028      43,207      15.8
  Other borrowings                      64,258     243,192     (73.6)
  Subordinated debentures               64,950      44,331      46.5
  Stockholders' equity                 182,315     153,000      19.2
  Loan and lease to deposit ratio        79.44%      82.01%

Selected ratios:
-----------------------------------
  Return on average assets(a)             1.20%       1.57%
  Return on average stockholders'
   equity(a)                             17.11       22.31
  Average equity to total average
   assets                                 7.02        7.02
  Net interest margin - FTE(a)            3.35        3.84
  Overhead ratio(a)                       1.94        2.08
  Efficiency ratio                       48.44       44.71
  Allowance for loan and lease
   losses to total loans and leases       1.05        1.21
  Nonperforming loans and leases to
   total loans and leases                 0.25        0.24
  Nonperforming assets to total
   assets                                 0.27        0.17
  Net charge-offs to average loans
   and leases(a)                          0.16        0.10

Other information:
-----------------------------------
  Non-accrual loans and leases      $    4,304  $    3,369
  Accruing loans and leases - 90
   days past due                             -           -
  ORE and repossessions                  2,656         448

(a) Ratios for interim periods annualized based on actual days




                       Bank of the Ozarks, Inc.
                Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited


                               6/30/05   9/30/05   12/31/05   3/31/06
                              --------- --------- ---------- ---------
Earnings Summary:
-----------------------------
  Net interest income         $ 16,811  $ 17,460  $  17,845  $ 17,438
  Federal tax (FTE)
   adjustment                    1,095     1,247      1,357     1,357
                              --------- --------- ---------- ---------
  Net interest income (FTE)     17,906    18,707     19,202    18,795
  Provision for loan and
   lease losses                   (500)     (800)      (500)     (500)
  Non-interest income            4,913     5,164      4,804     6,164
  Non-interest expense         (10,008)  (10,270)   (10,306)  (11,160)
                              --------- --------- ---------- ---------
  Pretax income (FTE)           12,311    12,801     13,200    13,299
  FTE adjustment                (1,095)   (1,247)    (1,357)   (1,357)
  Provision for income taxes    (3,503)   (3,483)    (3,460)   (3,545)
                              --------- --------- ---------- ---------
    Net income                $  7,713  $  8,071  $   8,383  $  8,397
                              ========= ========= ========== =========

  Earnings per share -
   diluted                    $   0.46  $   0.48  $    0.50  $   0.50

Non-interest Income:
-----------------------------
  Service charges on deposit
   accounts                   $  2,564  $  2,570  $   2,537  $  2,322
  Mortgage lending income          712       888        763       603
  Trust income                     394       448        442       433
  Bank owned life insurance
   income                          455       465        446       443
  Gains on sales of
   investment securities             -       211          3     1,831
  Gains (losses) on sales of
   other assets                    335        33         68         2
  Other                            453       549        545       530
                              --------- --------- ---------- ---------
    Total non-interest income $  4,913  $  5,164  $   4,804  $  6,164

Non-interest Expense:
-----------------------------
  Salaries and employee
   benefits                   $  5,866  $  6,221  $   5,945  $  6,584
  Net occupancy expense          1,502     1,632      1,673     1,660
  Other operating expenses       2,574     2,351      2,622     2,850
  Amortization of intangibles       66        66         66        66
                              --------- --------- ---------- ---------
    Total non-interest
     expense                  $ 10,008  $ 10,270  $  10,306  $ 11,160

Allowance for Loan and Lease
 Losses:
-----------------------------
  Balance at beginning of
   period                     $ 16,437  $ 16,745  $  16,915  $ 17,007
  Net charge-offs                 (192)     (630)      (408)     (332)
  Provision for loan and
   lease losses                    500       800        500       500
                              --------- --------- ---------- ---------
    Balance at end of period  $ 16,745  $ 16,915  $  17,007  $ 17,175

Selected Ratios:
-----------------------------
  Net interest margin -
   FTE(a)                         4.22%     4.19%      4.02%     3.84%
  Overhead ratio(a)               2.15      2.10       1.97      2.08
  Efficiency ratio               43.86     43.02      42.93     44.71
  Nonperforming loans and
   leases/total loans and
   leases                         0.26      0.18       0.25      0.24
  Nonperforming assets/total
   assets                         0.21      0.13       0.18      0.17
  Loans and leases past due
   30 days or more, including
   past due non-accrual loans
   and leases, to total loans
   and leases                     0.45      0.38       0.39      0.63



                               6/30/06   9/30/06   12/31/06   3/31/07
                              --------- --------- ---------- ---------
Earnings Summary:
----------------------------
  Net interest income         $ 17,985  $ 17,774  $  17,523  $ 18,249
  Federal tax (FTE)
   adjustment                    1,130     1,196        912       848
                              --------- --------- ---------- ---------
  Net interest income (FTE)     19,115    18,970     18,435    19,097
  Provision for loan and
   lease losses                   (500)     (550)      (900)   (1,100)
  Non-interest income            4,954     5,680      6,434     5,959
  Non-interest expense         (11,017)  (11,707)   (12,506)  (12,138)
                              --------- --------- ---------- ---------
  Pretax income (FTE)           12,552    12,393     11,463    11,818
  FTE adjustment                (1,130)   (1,196)      (912)     (848)
  Provision for income taxes    (3,491)   (3,187)    (3,196)   (3,449)
                              --------- --------- ---------- ---------
    Net income                $  7,931  $  8,010  $   7,355  $  7,521
                              ========= ========= ========== =========

  Earnings per share -
   diluted                    $   0.47  $   0.48  $    0.44  $   0.45

Non-interest Income:
----------------------------
  Service charges on deposit
   accounts                   $  2,587  $  2,540  $   2,768  $  2,834
  Mortgage lending income          779       792        744       731
  Trust income                     478       486        550       465
  Bank owned life insurance
   income                          455       463        471       465
  Gains on sales of
   investment securities            27       718      1,341       337
  Gains (losses) on sales of
   other assets                     11        42       (145)       35
  Other                            617       639        705     1,092
                              --------- --------- ---------- ---------
    Total non-interest
     income                   $  4,954  $  5,680  $   6,434  $  5,959

Non-interest Expense:
----------------------------
  Salaries and employee
   benefits                   $  6,569  $  6,993  $   7,360  $  7,310
  Net occupancy expense          1,738     1,732      1,900     1,971
  Other operating expenses       2,644     2,917      3,182     2,792
  Amortization of
   intangibles                      66        65         65        65
                              --------- --------- ---------- ---------
    Total non-interest
     expense                  $ 11,017  $ 11,707  $  12,507  $ 12,138

Allowance for Loan and Lease
 Losses:
----------------------------
  Balance at beginning of
   period                     $ 17,175  $ 17,332  $  17,340  $ 17,699
  Net charge-offs                 (343)     (542)      (541)     (671)
  Provision for loan and
   lease losses                    500       550        900     1,100
                              --------- --------- ---------- ---------
    Balance at end of period  $ 17,332  $ 17,340  $  17,699  $ 18,128

Selected Ratios:
----------------------------
  Net interest margin -
   FTE(a)                         3.61%     3.34%      3.22%     3.35%
  Overhead ratio(a)               1.90      1.88       1.99      1.94
  Efficiency ratio               45.77     47.49      50.29     48.44
  Nonperforming loans and
   leases/total loans and
   leases                         0.18      0.21       0.34      0.25
  Nonperforming assets/total
   assets                         0.13      0.15       0.24      0.27
  Loans and leases past due
   30 days or more,
   including past due non-
   accrual loans and leases,
   to total loans and leases      0.45      0.60       0.60      0.84


(a) Annualized based on actual days





                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                              Unaudited

                                                  Quarter Ended
                                                 March 31, 2007
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
  ASSETS
Earnings assets:
  Interest earning deposits and federal
   funds sold                              $      249  $     6  10.58%
  Investment securities:
    Taxable                                   478,664    6,595   5.59
    Tax-exempt - FTE                          134,227    2,377   7.18
  Loans and leases - FTE                    1,696,999   34,698   8.29
                                           ----------- --------
      Total earnings assets - FTE           2,310,139   43,676   7.67
Non-earning assets                            228,923
                                           -----------
      Total assets                         $2,539,062
                                           ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Deposits:
    Savings and interest bearing
     transaction                           $  506,882  $ 3,347   2.68%
    Time deposits of $100,000 or more         913,527   11,615   5.16
    Other time deposits                       486,197    5,863   4.89
                                           ----------- --------
      Total interest bearing deposits       1,906,606   20,825   4.43
  Repurchase agreements with customers         47,655      462   3.93
  Other borrowings                            169,694    2,042   4.88
  Subordinated debentures                      64,950    1,250   7.81
                                           ----------- --------
      Total interest bearing liabilities    2,188,905   24,579   4.55
Non-interest bearing liabilities:
  Non-interest bearing deposits               161,431
  Other non-interest bearing liabilities       10,423
                                           -----------
      Total liabilities                     2,360,759
Stockholders' equity                          178,303
                                           -----------
      Total liabilities and stockholders'
       equity                              $2,539,062
                                           ===========
Interest rate spread - FTE                                       3.12%

                                                       --------
Net interest income - FTE                              $19,097
                                                       ========
Net interest margin - FTE                                        3.35%




    CONTACT: Bank of the Ozarks, Inc.
             Susan Blair, 501-978-2217